Exhibit 10.2

EXECUTION VERSION

OMNIBUS AGREEMENT

This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and between OCI N.V., a Netherlands public limited liability company (a Naamloze Vennootschap) (“OCI”), OCI USA Inc., a Delaware corporation (“OCI USA”), OCI Partners LP, a Delaware limited partnership (the “Partnership”), OCI GP LLC, a Delaware limited liability company (the “General Partner”), and OCI Beaumont LLC, a Texas limited liability company (the “Operating Company”).

RECITALS

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for certain services, including selling, general and administrative services and management and operating services relating to operating the Partnership’s business, to be performed by OCI USA and its Affiliates (including the General Partner) for and on behalf of the Partnership Group and with respect to the reimbursement of expenses incurred by OCI USA and its Affiliates on behalf of the Partnership Group.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the granting of certain licenses between the Parties.

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the allocation among the OCI USA Group and the Partnership Group of all responsibilities, liabilities and benefits relating to any Tax for which a Combined Return is filed for a taxable period including or beginning on or after the Closing Date and certain other matters.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Referee” is defined in Section 5.5.

“Affiliate” is defined in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assets” means the methanol and ammonia production facility located in Nederland, Texas, and all related reformers, catalysts, reactors, turbines, distillation columns, pumps, compressors, fans, heat exchangers, pipelines, storage tanks, barge docks, vehicles, related equipment, offices, real estate, contracts and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Group Member as of the Closing Date.

“Closing Date” means October 9, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Group” means a group of corporations or other entities that files a Combined Return.

“Combined Return” means any Tax Return (other than a Tax Return for federal income taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis that includes activities of any member of the OCI USA Group and any member of the Partnership Group.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the Receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the Receiving Party as contemplated under this Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and OCI USA, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Disclosing Party” is defined in Section 7.1(a).

“Environmental Deductible” is defined in Section 2.6(a).

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations or recovering any refund (including by offset), (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement, an accepted offer in compromise or a comparable agreement under laws of the particular Tax Authority, (iv) by execution of a form under the laws of a Tax Authority that is comparable to an Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto) (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period) or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.

“General Partner” is defined in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“GP Employees” is defined in Section 6.1.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“Identification Deadline” means the third anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 7.2(b).

“OCI” is defined in the introductory paragraph of this Agreement.

“OCI Employees” is defined in Section 6.1.

“OCI License” is defined in Section 4.1.

“OCI Marks” is defined in Section 4.1.

“OCI USA” is defined in the introductory paragraph of this Agreement.

“OCI USA Group” means OCI USA and each of its Subsidiaries (other than a Group Member).

“Operating Company” is defined in the introductory paragraph of this Agreement.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of OCI Partners LP, dated as of the Closing Date.

“Partnership Change of Control” means OCI USA ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Partnership Group Combined Tax Liability” means, with respect to any Tax, the Partnership Group’s liability for such Tax owed with respect to a Combined Return for a taxable period, as determined under Section 5.2(b).

“Partnership Group Deposit” is defined in Section 5.2(d).

“Partnership Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 5.2.

“Party” means a signatory to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Receiving Party” is defined in Section 7.1(a).

“Representative” is defined in Section 7.1(a).

“Retained Assets” means any assets, or portions thereof, owned by any of the OCI USA Group that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“Services” is defined in Section 3.1.

“Subsidiary” is defined in the Partnership Agreement.

“Tax” or “Taxes” means all forms of taxation, whenever created or imposed, and whether imposed by a domestic, local, municipal, governmental, state, federation or other body, but excluding taxes imposed by the United States, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Tax Authority.

“Tax Attribute” means a Tax Item of a member of the Partnership Group reflected on a Combined Return that is comparable to one or more of the following attributes with respect to a federal income tax consolidated tax return: a net operating loss, a net capital loss, an unused investment credit, an unused foreign tax credit, an excess charitable contribution, a U.S. federal minimum tax credit or a U.S. federal general business credit (but not tax basis or earnings and profits).

“Tax Authority” means a domestic Governmental Authority (other than the United States) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (excluding the U.S. Internal Revenue Service).

“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by OCI USA, the General Partner or the Partnership or any Tax Authority.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.

“Tax Party” means each member of the OCI USA Group and each Group Member.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Title V and PSD Permits” means the Title V and Prevention of Significant Deterioration permits issued by the Texas Commission on Environmental Quality and the U.S. Environmental Protection Agency, each as described under the section “Business—Environmental Matters” in the Partnership’s registration statement on Form S-1 (File No. 333-189350), as amended.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party or Tax Party to this Agreement or another agreement or document includes such party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(j) Any term used but not capitalized in Article V that is defined in the Code or the Treasury Regulations thereunder or, where relevant, in applicable state or local statutes or regulations shall, to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code, Treasury Regulations or such state or local statute or regulation.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) OCI USA shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws;

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date; and

(iii) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws as in effect prior to, at or after the Closing Date;

provided, however, that with respect to any violation under Section 2.1(a)(i) or any environmental event, condition or matter included under Section 2.1(a)(ii) that is associated with the ownership or operation of the Assets, OCI USA will be obligated to indemnify such Group Member only to the extent that such violation or environmental event, condition or matter (x) was caused by the consummation of the transactions contemplated by the Contribution Agreement or commenced, occurred or existed before the Closing Date under Environmental Laws as in effect prior to the Closing Date and (y) OCI USA is notified in writing of such violation or environmental event, condition or matter prior to the Identification Deadline. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses.”

(b) The Partnership shall indemnify, defend and hold harmless OCI USA from and against any Losses suffered or incurred by any of the OCI USA Group, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws;

and regardless of whether such violation under Section 2.1(b)(i) or such environmental event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Environmental Deductible).

2.2 Employees. OCI USA shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of the transfer of any OCI Employees to OCI USA or the transfer of any GP Employees to the General Partner as described in Section 6.1.

2.3 Right-of-Way Indemnification. OCI USA shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of (a) the failure of such Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Assets conveyed or contributed to such Group Member on the Closing Date is located as of the Closing Date, and such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date; (b) the failure of such Group Member to have the consents, licenses and permits necessary to allow (1) any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date or (2) the transfer of any of the Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated as of immediately prior to the Closing Date and (c) the cost of curing any condition set forth in Section 2.3(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice, in each case to the extent that OCI USA is notified in writing of any of the foregoing prior to the Identification Deadline.

2.4 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Section 2.1(a), Section 2.2 and Section 2.3, OCI USA shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of:

(i) (A) the consummation of the transactions contemplated by the Contribution Agreement or (B) events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1). For the avoidance of doubt, the Parties agree that each Group Member shall be entitled to indemnification by OCI USA under this Section 2.4(a)(i) for those litigation matters listed on Schedule A;

(ii) events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(iii) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring prior to the Closing Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(iv) the failure of any Group Member to have on the Closing Date any consent, license, permit (including, without limitation, the Title V and PSD Permits) or approval necessary to allow such Group Member to own or operate the Assets in substantially the same manner that the Assets were owned or operated immediately prior to the Closing Date.

(b) The Partnership shall indemnify, defend and hold harmless OCI USA from and against any Losses suffered or incurred by any member of the OCI USA Group by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1(a) and Losses for which the Partnership is indemnifying OCI under Section 2.1(b)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.6 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 2.1(a)(i) or Section 2.1(a)(ii) that arise out of an event, condition or matter that is first discovered after the Closing Date, OCI USA shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $250,000 (the “Environmental Deductible”), at which time OCI USA shall be obligated to indemnify the Partnership Group for the amount of such Covered Environmental Losses in excess of the Environmental Deductible.

(b) For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article II other than that described in Section 2.6(a), and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

ARTICLE III

Provision of Services; Reimbursement

3.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 7.5, OCI USA hereby agrees to provide, or cause one or more of its Affiliates to provide, the Partnership Group with such selling, general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group (the “Services”), including those services set forth on Schedule B. The Services shall be consistent in nature and quality to the services of such type previously provided by OCI USA in connection with the management and operation of the Assets prior to the Closing Date.

3.2 Reimbursement and Allocation.

(a) Subject to and in accordance with the terms and provisions of this Article III and such reasonable allocation and other procedures as may be agreed upon by OCI USA and the General Partner from time to time, the Partnership hereby agrees to reimburse OCI USA for all reasonable direct and indirect costs and expenses incurred by OCI USA or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

(i) the compensation and employee benefits of employees of OCI USA or its Affiliates (and any employment taxes related thereto), to the extent, but only to the extent, such employees perform Services for the Partnership Group’s benefit. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits shall be allocated to the Partnership Group based on the monthly average working time spent and number of employees devoting services to the Partnership Group (compared to such time plus the average working time spent by each such employee on services to OCI USA or its Affiliates (other than the Partnership Group));

(ii) any expenses incurred or payments made by OCI USA or its Affiliates on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iii) all expenses and expenditures incurred by OCI USA or its Affiliates on behalf of the Partnership Group as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual, quarterly or current reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return and Schedule K-1 preparation and distribution, legal fees, independent director compensation and directors and officers liability insurance premiums; and

(iv) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by OCI USA and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) To the extent that the General Partner grants any awards under any of the Partnership’s or the General Partner’s incentive compensation plans in effect from time to time to any employee of OCI USA and its Affiliates, or any directors of the General Partner, such awards shall be at the Partnership’s sole expense.

(c) The Partnership Group will reimburse OCI USA and its Affiliates for any costs and expenses incurred by OCI USA and its Affiliates under Section 3.1 on a monthly basis.

ARTICLE IV

Licenses of Marks

4.1 Grant of OCI License. Upon the terms and conditions set forth in this Article IV, OCI hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royaltyfree right and license (the “OCI License”) to use the “OCI” logo and trademark and all other trademarks and tradenames owned by OCI (collectively, the “OCI Marks”).

4.2 Ownership and Quality of OCI Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the OCI Marks and the goodwill relating thereto shall remain vested in OCI during the term of the OCI License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, to the fullest extent permitted by applicable law, never to challenge, contest or question the validity of OCI’s ownership of the OCI Marks or any registration thereof by OCI. In connection with the use of the OCI Marks, the Partnership and each other Group Member shall not in any manner represent that they have any ownership in the OCI Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the OCI Marks shall not create any right, title or interest in or to the OCI Marks, and all use of the OCI Marks by the Partnership or any other Group Member shall inure to the benefit of OCI. The Partnership agrees, and agrees to cause the other Group Members, to use the OCI Marks in accordance with such quality standards established by OCI and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Group Members as of the Closing Date are of a quality that is acceptable to OCI.

4.3 Termination. The OCI License shall terminate upon the termination of this Agreement pursuant to Section 7.5.

ARTICLE V

Taxes

5.1 Preparation and Filing of Tax Returns.

(a) For periods that include the Closing Date and periods after the Closing Date, OCI USA shall have the sole and exclusive responsibility for the preparation and filing of and shall prepare and file all Combined Returns or cause to be prepared and filed all Combined Returns. OCI USA shall be authorized to take any and all action necessary or incidental to the preparation and filing of a Combined Return, including, without limitation, (i) making elections and adopting accounting methods, (ii) filing all extensions of time, including extensions of time for payment of tax, (iii) filing claims for refund or credit or (iv) giving waivers or bonds.

(b) For periods that include the Closing Date and periods after the Closing Date, the Partnership Group shall have the sole and exclusive responsibility for the preparation and filing of and shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Group Members that are not Combined Returns.

(c) OCI USA shall have sole discretion to include, or cause to be included, in a Combined Return for any Tax any member of the Partnership Group for which inclusion in such Combined Return is elective; provided, however, that the Partnership Group Combined Tax Liability for any period shall not exceed the aggregate of (x) each such elective Group Member’s liability for such Tax for such period, computed as if such Group Member were not included in such Combined Return and (y) the Partnership Group Combined Tax Liability calculated for the Group Members for which inclusion is not elective. OCI USA shall provide pro forma Tax Returns pursuant to Section 5.2(c) of this Agreement to support the calculation of the amount of any decrease in the Partnership Group Combined Tax Liability pursuant to this Section 5.1(c).

(d) References to “taxable period” for any franchise or other doing business Tax shall mean the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

5.2 Allocation of Taxes.

(a) For each Tax for each taxable period that includes or begins on or after the Closing Date and for which a Combined Return is filed, the Group Members included in such Combined Return shall be liable to OCI USA for an amount equal to the Partnership Group Combined Tax Liability in respect of such Tax.

(b) With respect to each Tax for each taxable period that includes or begins on or after the Closing Date and for which a member of the Partnership Group is included in a Combined Return, the Partnership Group Combined Tax Liability for such Tax for such taxable period shall be the Tax for such taxable period as determined on a Partnership Group Pro Forma Combined Return prepared:

(i) by including only the Tax Items of the members of the Partnership Group that are included in the Combined Return and computing the liability of the Group Members for such Tax as if such Group Members were included in a separate consolidated or unitary group;

(ii) except as provided in Section 5.2(b)(v) hereof, using all elections, accounting methods and conventions appropriate for the includable Group Members as a stand-alone taxpayer for such period;

(iii) applying the Tax rate in effect for the Combined Return of the Combined Group for such taxable period;

(iv) assuming that the Partnership Group elects not to carry back any net operating losses; and

(v) assuming that the Partnership Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the Partnership Group that would be available if the Partnership Group Combined Tax Liability for each taxable period ending after the Closing Date were determined in accordance with this Section 5.2(b).

(c) Not later than 90 days following the date on which a Combined Return is filed with the appropriate Tax Authority, OCI USA shall prepare and deliver to the Partnership the related Partnership Group Pro Forma Combined Return calculating the Partnership Group Combined Tax Liability attributable to the period covered by such filed Combined Return.

(d) OCI USA shall timely pay (or shall cause to be timely paid) any Tax reflected on a Combined Return and hold harmless the Partnership for all liability for such Tax. In the event OCI USA is required to make an estimated payment or deposit of any Tax of any Combined Group which includes any member of the Partnership Group, OCI USA shall calculate the portion, if any, of such estimated payment or deposit attributable to the Partnership Group using a methodology similar to that described in Section 5.2(b) (the “Partnership Group Deposit”) and shall present such calculation to the Partnership. Within five days thereafter, the Partnership shall pay the Partnership Group Deposit to OCI USA. Within 30 days after delivery by OCI USA of a Partnership Group Pro Forma Combined Return to the Partnership calculating the Partnership Group Combined Tax Liability with respect to a Combined Return, the Partnership shall pay to OCI USA such Partnership Group Combined Tax Liability less the amount of any Partnership Group Deposit relating to the same Combined Return.

(e) With respect to any Combined Return for any taxable period beginning on or after the Closing Date, in the event of a change in the treatment of any Tax Item of any member of a Combined Group as a result of a Final Determination, within 30 days following such Final Determination (i) OCI USA shall calculate the change, if any, to the Partnership Group Combined Tax Liability resulting from such change, (ii) OCI USA shall pay any decrease in the Partnership Group Combined Tax Liability to the Partnership and (iii) the Partnership shall pay any increase in the Partnership Group Combined Tax Liability to OCI USA.

5.3 Control of Tax Proceedings; Cooperation and Exchange of Information.

(a) Except as provided in this Section 5.3, OCI USA shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement as well as any Tax Controversy attributable to a Tax Return for any taxable period ending before the Closing Date. The Partnership shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. Except as otherwise provided in this Section 5.3 and Section 5.11, any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Tax Party having full responsibility and discretion thereof.

(b) Each Tax Party shall cooperate fully at such time and to the extent reasonably requested by any other Tax Party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and Tax basis of property which a Tax Party may possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); (ii) the provision of additional information, including an explanation of material provided under clause (i) of this Section 5.3(b), to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by OCI USA, the Partnership or of their respective Subsidiaries, or in connection with any audit, dispute, proceeding, suit or action and (iv) such Tax Party’s commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

(c) Each Tax Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(d) If any Tax Party fails to provide any information requested pursuant to Section 5.3 hereof within a reasonable period, as determined in good faith by the Tax Party requesting the information, then the requesting Tax Party shall have the right to engage a public accounting firm to gather such information, provided that 30 days’ prior written notice is given to the unresponsive Tax Party. If the unresponsive Tax Party fails to provide the requested information within 30 days of receipt of such notice, then such unresponsive Tax Party shall permit the requesting Tax Party’s public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with this Section 5.3 and shall reimburse the requesting Tax Party or pay directly all costs connected with the requesting Tax Party’s engagement of the public accounting firm.

5.4 Payment Obligations.

(a) Except as otherwise provided under this Agreement, to the extent that the payor Tax Party has a payment obligation to the payee Tax Party pursuant to this Article V, the payee Tax Party shall provide the payor Tax Party with its calculation of the amount of such obligation. The documentation of such calculation shall provide sufficient detail to permit the payor Tax Party to reasonably understand the calculation. All payment obligations shall be made to the payee Tax Party or to the appropriate Tax Authority as specified by the payee Tax Party within 30 days after delivery by the payee Tax Party to the payor Tax Party of written notice of a payment obligation. Any disputes with respect to payment obligations under this Article V shall be resolved in accordance with Section 5.5.

(b) All actions required to be taken by any Tax Party pursuant to this Article V shall be performed within the time prescribed for performance in this Article V, or, if no period is prescribed, such actions shall be performed promptly.

(c) Payments pursuant to this Article V that are not made within the period prescribed therefor in this Article V shall bear interest (compounded daily) from and including the date immediately following the last date of such period through and including the date of payment at a rate equal to the federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.

(d) The Tax Parties to this Article V hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (i) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), (ii) the date specified in an applicable records retention agreement entered into with a Tax Authority, (iii) a Final Determination made with respect to such Tax Return and (iv) the final resolution of any claim made under this Agreement for which such information is relevant.

(e) Each Tax Party agrees (i) not to take any action reasonably expected to result in a new or changed Tax Item that is detrimental to any other Tax Party and (ii) to take any action reasonably requested by any other Tax Party that would reasonably be expected to result in a new or changed Tax Item that produces a benefit or avoids a detriment to such other Tax Party; provided, that such action does not result in any additional cost not fully compensated for by the requesting Tax Party. The Tax Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Tax Parties with respect to matters otherwise covered by this Article V.

(f) Except as provided in Section 5.1(c), all payments to be made under this Article V shall be made without setoff, counterclaim or withholding, all of which are expressly waived by the Tax Parties to the fullest extent permitted by applicable law.

5.5 Resolution of Tax Disputes. To the fullest extent permitted by law, any disagreement between the Tax Parties with respect to any matter that is the subject of Article V of this Agreement, including, without limitation, any disagreement with respect to any calculation or other determinations by OCI USA hereunder, which is not resolved by mutual agreement of the Tax Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Tax Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Tax Parties within 15 business days from the date on which one Tax Party serves written notice on another Tax Party requesting the appointment of an Accounting Referee; provided, that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Tax Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of Deloitte Tax LLP. The Accounting Referee shall resolve any such disagreements as specified in the notice within 30 days of appointment; provided, however, that no Tax Party shall be required to deliver any document or take any other action pursuant to this Section 5.5 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. To the fullest extent permitted by law, any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Tax Parties hereto without further recourse. The Tax Parties shall share the costs and fees of the Accounting Referee equally. In the event of a conflict between this Section 5.5 and Section 7.2, this Section 5.5 shall control.

5.6 Required Payments. Unless otherwise provided in this Article V, any payment of Tax required shall be due within thirty (30) days of a Final Determination of the amount of such Tax.

5.7 Injunctions. The Tax Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Article V were not performed in accordance with its specific terms or were otherwise breached. To the fullest extent permitted by applicable law, the Tax Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V and to enforce specifically the terms and provisions of this Article V in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

5.8 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Article V expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Tax Parties and their respective successors and permitted assigns.

5.9 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other Governmental Authority having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Article V or any transaction contemplated thereby shall become impracticable or impossible, the Tax Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

5.10 Waiver. Any provision of this Article V may be waived if, and only if, such waiver is in writing and signed, and in the case of a waiver, by the Tax Party against whom the waiver is to be effective. No failure or delay by any Tax Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.11 Costs, Expenses and Attorneys’ Fees. In the event a Tax Party to this Agreement brings an action or proceeding for the breach or enforcement of this Article V, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall, to the fullest extent permitted by law, be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section 5.11, the “prevailing party” shall be the Tax Party who is entitled to recover its costs; a Tax Party not entitled to recover its costs shall not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Tax Party is entitled to recover its costs or reasonable attorneys’ fees.

ARTICLE VI

GP Employees and OCI Employees

6.1 Transfer of GP Employees and OCI Employees. The Parties acknowledge that certain employees (the “GP Employees”) of the Operating Company were transferred to the General Partner on or before the Closing Date. The Parties acknowledge that certain employees (the “OCI Employees”) of the Operating Company were transferred to OCI USA on or before the Closing Date.

ARTICLE VII

Miscellaneous

7.1 Confidentiality.

(a) From and after the Closing Date, each Party (each, a “Receiving Party”) in possession of another Party’s (each, a “Disclosing Party”) Confidential Information shall (i) hold, and shall cause its Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (each, a “Representative” and, collectively, “Representatives”) to hold, all Confidential Information of each Disclosing Party in strict confidence, with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (ii) not use such Confidential Information, except as expressly permitted by such Disclosing Party and (iii) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any Losses resulting from a breach of this Section 7.1 by any of its Representatives.

(b) Notwithstanding Section 7.1(a), if a Receiving Party becomes legally compelled or obligated to disclose Confidential Information of a Disclosing Party by a Governmental Authority or applicable law, or is required to disclose such Confidential Information pursuant to the listing standards of any applicable national securities exchange on which the Receiving Party’s securities are listed or quoted, the Receiving Party shall promptly advise the Disclosing Party of such requirement or obligation to disclose Confidential Information as soon as the Receiving Party becomes aware that such a requirement to disclose might become effective in order that, where possible, the Disclosing Party may seek a protective order or such other remedy as the Disclosing Party may consider appropriate in the circumstances. The Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that it is required or obligated to disclose and shall cooperate with the Disclosing Party in allowing the Disclosing Party to obtain such protective order or other relief.

(c) Each Party acknowledges that a Disclosing Party would not have an adequate remedy at law for the breach by a Receiving Party of any one or more of the covenants contained in this Section 7.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 7.1 and to enforce specifically the terms and provisions of this Section 7.1. Notwithstanding any other provision hereof, to the extent permitted by applicable law, the provisions of this Section 7.1 shall survive the termination of this Agreement for a period of two years.

7.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) Except as otherwise provided in Article V, if the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 7.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 7.2 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 7.2. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 7.2(b), and except as otherwise provided in Article V, each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 7.3. The foregoing consents to jurisdiction and service of process shall not, to the fullest extent permitted by applicable law, constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

7.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by (a) e-mail, (b) United States mail, addressed to the Person to be notified, postage prepaid and registered or certified with return receipt requested, (c) delivering such notice in person or (d) by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.3.

If to OCI:

OCI N.V.

c/o OCI USA Inc.

660 Madison Avenue

New York, New York 10065

Attn: Kevin Struve

Facsimile: (646) 589-6181

E-mail: kstruve@orascomci.co.uk

If to OCI USA:

OCI USA Inc.

660 Madison Avenue

New York, New York 10065

Attn: Kevin Struve, President

Facsimile: (646) 589-6181

E-mail: kstruve@orascomci.co.uk

If to the General Partner or any Group Member:

OCI Partners LP

c/o OCI GP LLC, its general partner

P.O. Box 1647 (mailing address)

5470 N. Twin City Highway (physical address)

Nederland, Texas 77627

Attn: Frank Bakker, President and Chief Executive Officer

Facsimile: (832) 747-9966

E-mail: frank.bakker@ocibeaumont.com

7.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by

OCI or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

7.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the General Partner and the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

7.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

7.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a Governmental Authority of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

OCI N.V.

By:	/s/ Nassef Sawiris
Name: Nassef Sawiris
Title: Chief Executive Officer

OCI USA Inc.

By:	/s/ Kevin Struve
Name: Kevin Struve
Title: President

OCI Partners LP

By:	OCI GP LLC, its general partner

By:	/s/ Frank Bakker
Name: Frank Bakker
Title: President and Chief Executive Officer

OCI GP LLC

By:	/s/ Frank Bakker
Name: Frank Bakker
Title: President and Chief Executive Officer

OCI Beaumont LLC

By:	/s/ Frank Bakker
Name: Frank Bakker
Title: President and Chief Executive Officer

Signature Page to Omnibus Agreement

Schedule A

Pre-Closing Litigation

Matter Name	Matter Type	Party	Matter Description	Case/Docket #	Court/Agency	State
Robert H. Boulden v. Albiorix, Inc. et al.	Litigation	OCI USA Inc.	Breach of contract, among others	C.A. No. 7051-VCN	Court of Chancery	DE

Schedule A-1

Schedule B

Non-Exclusive List of Services

Pursuant to Section 3.1

(1)	Management services of OCI USA and its Affiliates (other than the General Partner) provided by employees who devote less than 50% of their business time to the business and affairs of the Partnership. This cost includes OCI-stock based compensation expense.

(2)	Financial and administrative services (including treasury, accounting and internal audit)

(3)	Information technology services

(4)	Legal services

(5)	Health, environmental, safety and security services (including third party security services)

(6)	Human resources services

(7)	Tax and payroll services

(8)	Procurement services

(9)	Real property/land

(10)	Investor relations

(11)	Governmental relations, governmental compliance and public affairs services

(12)	Analytical services

(13)	Business development services

(14)	Risk management

Schedule B-1